LOMAS (logo)                                     LOMAS MORTGAGE USA
						  A member of the
						Lomas Financial Group



					   Investor Accounting Department
						1600 Viceroy Drive
					      Post Office Box 226655
					     Dallas, Texas 75222-6655
					     Telephone (214) 879-4000


	 ANNUAL CERTIFICATION TO INVESTORS FOR CALENDAR YEAR 1995

In connection with the single family residential mortgage loans serviced for you on December 31, 1995, we certify to the best of our knowledge that:

(1) all property taxes, special assessments, sewer/water charges, if any, as well as all charges and claims assessed or levied by any lawful authority which would have become delinquent on January 1, 1996, (a). have been paid with respect to mortgage loans that have escrow/impound (trust fund) deposits, and, (b) have been ascertained by us as having been paid with respect to mortgage loans without escrow/impound (trust fund) deposits by having the mortgagors furnish us with paid receipts or relying on exception reports produced by our tax service contractor;

(2) all mortgage insurance premiums due during 1995 under the contract of insurance with the Federal Housing Administration or private mortgage insurance companies have been paid;

(3) all mortgage loans have hazard insurance in force as required by the servicing agreement(s);

(4) all flood insurance required at origination of the mortgage loan is in full force and effect;

(5) all required property inspections have been completed and your office has been notified of any unsatisfactory findings;

(6) all FHA 235/265 mortgage loans have been properly recertified;

(7) all P&I payment adjustments on ARM loans have been made as provided in loan agreements;

(8) all interest has been paid on mortgagors' escrow/impound accounts as required by law;

(9) all actions have been taken to comply with I.R.S. regulations required by the Tax Deficit Reduction Act of 1984;



Lomas Mortgage USA, Inc.,
Annual Certification 1995
Page 2 of 2



(10) we are in compliance with all provisions of the Truth in Lending Act and Regulation Z, as well as other regulatory directives;

(11) we have Fidelity Bond Coverage for thirty five million dollars and Errors & Omissions Coverage for thirty five million dollars; certificates of insurance coverage are mailed to investors following renewal dates of policies;

(12) original mortgage documents are held by the investors unless exceptions exist in specific servicing agreements; and,

(13) Lomas Mortgage USA, Inc., is audited by KPMG Peat Marwick LLP after the close of its fiscal year on June 30. Annual Reports and Uniform Single Audit Program Letters are mailed according to investor guidelines.



						    /s/Robin L. Rohmer
						    Robin L. Rohmer
						    Vice President